Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITAL HEALTH ACQUISITION CORP.

Digital Health Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Digital Health Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2021. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 2021, and amended on October 26, 2022 (as amended, the “Amended and Restated Certificate”).

2.	This Amendment of the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3.	This Amendment of the Amended and Restated Certificate was duly adopted by the board of directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	The Amended and Restated Certificate shall be amended as follows:

a.            The text of Paragraph (e) of Section 9.2 is hereby amended and restated to read in full as follows:

“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) either (1) the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), or of any entity that succeeds the Corporation as a public company, will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination either immediately prior to or upon consummation of the initial Business Combination and after payment of underwriters’ fees and commissions or (2) the Corporation is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended (such limitation hereinafter called the “Business Combination Limitation”).”

b.            The text of Paragraph (f) of Section 9.2 is hereby amended and restated to read in full as follows:

“If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if it (or any successor) (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.”

[Signature page follows]

IN WITNESS WHEREOF, Digital Health Acquisition Corp. has caused this Amendment of the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 8th day of September, 2023.

DIGITAL HEALTH ACQUISITION CORP.

By:	/s/ Scott Wolf
Scott Wolf
Chief Executive Officer